As filed with the Securities and Exchange Commission on August 30, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr.
Ste. 100
Draper, Utah 84020
(801) 727 -1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices

HealthEquity, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Jon Kessler

President and Chief Executive Officer

15 W. Scenic Pointe Dr.

Ste. 100

Draper, Utah 84020

(801) 727-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Gartner, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	5,255,027	$58.15	$305,579,820.05	$37,036.27

(1)                     Represents additional shares of common stock, par value $0.0001 per share (“Common Stock”) of HealthEquity, Inc. (the “Registrant”), that may be issued pursuant to the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “Plan”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)                     Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on August 27, 2019.

EXPLANATORY NOTE

On August 30, 2019, pursuant to the Agreement and Plan of Merger, dated June 26, 2019, by and among HealthEquity, Inc. (the “Registrant”), WageWorks, Inc. (“WageWorks”), and Pacific Merger Sub Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into WageWorks, with WageWorks being the surviving corporation and continuing as a wholly owned subsidiary of the Registrant (the “Merger”).

This Registration Statement on Form S-8 registers an additional 5,255,027 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), which additional shares of Common Stock represent the remaining number of shares of common stock, par value $0.001 per share, of WageWorks that were available for issuance under the WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan immediately prior to the Merger, as appropriately adjusted to reflect such transaction.

Pursuant to an exception under Rule 5635(c)(3), shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger, may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the plan met the requirements of Rule 5635(c) of the NASDAQ Listing Rules prior to such transaction, (ii) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries at the time the merger or acquisition was consummated.

Pursuant to General Instruction E to Form S-8, HealthEquity, Inc. incorporates by reference into this Registration Statement the contents of its registration statements relating to the Plan, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on August 1, 2014, May 22, 2015, April 22, 2016, June 23, 2017, June 22, 2018, and June 27, 2019 (File Nos. 333-197778, 333-204421, 333-210867, 333-218937, 333-225827, and 333-232399), except as expressly modified herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) (excluding any portions of such document that have been furnished to, and deemed not to filed with, the Commission):

(a)                     The Registrant’s Annual Report on Form 10-K, for the fiscal year ended January 31, 2019, filed on March 28, 2019, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)                     The Registrant’s Quarterly Report on Form 10-Q for the three months ended April 30, 2019, filed on June 6, 2019, pursuant to the Exchange Act;

(c)                      The Registrant’s current reports on Form 8-K filed on June 27, 2019 (two filings), July 1, 2019, July 8, 2019, as amended on July 9, 2019, July 11, 2019, July 16, 2019, and August 30, 2019, pursuant to the Exchange Act; and

(d)                     The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on July 25, 2014 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 8. EXHIBITS.

Exhibit		Incorporated by Reference				Filed
No.	Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Form of Common Stock Certificate.	S-1/A	333-196645	4.1	July 16, 2014

5.1	Opinion of Willkie Farr & Gallagher LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, HealthEquity, Inc.’s Independent Registered Public Accounting Firm.					X

23.2	Consent of BDO USA, LLP, WageWorks, Inc.’s Independent Registered Public Accounting Firm.					X

23.3	Consent of Macias, Gini & O’Connell, LLP, WageWorks, Inc.’s Prior Independent Registered Public Accounting Firm.					X

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this Form S-8).					X

99.1	HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated, and Form of Award Agreement.	S-1/A	333-196645	10.3	July 16, 2014

99.2	Amendment No. 1 to the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated.	8-K	001-36568	10.3	August 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on August 30, 2019.

HEALTHEQUITY, INC.

Date: August 30, 2019	By:	/s/ Jon Kessler
	Name:	Jon Kessler
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Kessler, Stephen D. Neeleman and Darcy Mott, and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Date: August 30, 2019	By:	/s/ Robert W. Selander
	Name:	Robert W. Selander
	Title:	Chairman of the Board, Director

Date: August 30, 2019	By:	/s/ Jon Kessler
	Name:	Jon Kessler
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: August 30, 2019	By:	/s/ Darcy Mott
	Name:	Darcy Mott
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 30, 2019	By:	/s/ Frank a. Corvino
	Name:	Frank A. Corvino
	Title:	Director

Date: August 30, 2019	By:	/s/ Adrian T. Dillon
	Name:	Adrian T. Dillon
	Title:	Director

Date: August 30, 2019	By:	/s/ Evelyn Dilsaver
	Name:	Evelyn Dilsaver
	Title:	Director

Date: August 30, 2019	By:	/s/ Debra McCowan
	Name:	Debra McCowan
	Title:	Director

Date: August 30, 2019	By:	/s/ Frank T. Medici
	Name:	Frank T. Medici
	Title:	Director

Date: August 30, 2019	By:	/s/ Stephen D. Neeleman, M.D.
	Name:	Stephen D. Neeleman, M.D.
	Title:	Director

Date: August 30, 2019	By:	/s/ Ian Sacks
	Name:	Ian Sacks
	Title:	Director

Date: August 30, 2019	By:	/s/ Gayle Wellborn
	Name:	Gayle Wellborn
	Title:	Director